EXHIBIT 10.1

June 1, 2005

Werner Reisacher

1333 224th PL NE

Sammamish, WA 98074

Dear Werner,

On behalf on PhotoWorks, Inc. I am delighted to present this offer for you to join the Company as Vice President and Chief Financial Officer. We are all very enthusiastic and confident your experience will help us meet our goals in the coming years. The specifics of our offer are as follows:

1.	Position and reporting relationship

Your position will be Vice President and Chief Financial Officer. You will report directly to Philippe Sanchez, President and CEO.

2.	Start Date

Your anticipated hire date will be June 6, 2005.

3.	Compensation

Base Salary

A bi-weekly salary of $6,346.15 ($165,000 annualized). You will be paid bi-weekly in accordance with the Company’s normal payroll schedule.

Performance Bonus

You will be eligible to participate in the Company’s Performance Incentive Plan (PIP). The PIP rewards achieving an annual business plan goal. The PIP primarily seeks to foster teamwork and promote a collaborative environment by rewarding the entire PhotoWorks team for contributing to the Company’s performance. Yet, the plan also seeks to recognize and motivate individuals with exceptionally high standards of performance. In your position, you will be eligible for a 30% bonus of your base salary (prorated for fiscal year based on hire date). The success measurements for the PIP will be established by the Compensation Committee and approved by the Board of Directors, with input from Management.

While it is our intention to maintain a performance incentive plan in the future, the plan is subject to changes and amendments as the Board of Directors may determine.

Total Cash Compensation

Taking together the salary and performance bonus outlined above, your total annual potential cash compensation will be up to $214,500.

4.	Equity Participation

You will be eligible to participate in the Company’s stock option plan. We anticipate an option grant in the range of 1.25% of fully diluted shares. As you know, shareholders will be voting on a recapitalization proposal and new equity incentive compensation plan at our upcoming Annual Meeting on June 28, 2005. The compensation committee of the board of directors will determine option grants subsequent to the Annual Meeting. The 2005 Equity Compensation Plan proposed to shareholders is enclosed for your review.

5.	Benefits

Your compensation package also includes full participation in all benefits generally offered to PhotoWorks’ employees and executives. Current benefits include medical, dental and vision insurance, a 401(k) plan, paid vacation (as specified below) and holidays.

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You will be eligible to participate in our 401(k) plan during the quarterly open enrollment period following your hire date. Based on your anticipated start date, you will be eligible to enroll July 1, 2005.

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You will be eligible for Medical, Dental, Vision, Short and Long Term Disability and Term Life Insurance on the first of the month following your hire date. The cost to provide insurance benefits to your spouse and dependants will be paid by PhotoWorks.

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During your employment, you will be able to take vacation or personal time in an amount that is consistent with the best interests of the Company. If, at the CEO’s sole discretion, it is determined that the amount of vacation/personal time you have taken is not consistent with the best interests of the Company, you and the CEO will negotiate a more specific policy. No vacation/personal time will be accrued and in the event of termination of your employment you will not receive any pay related to vacation or personal time.

Policies and practices, including the compensation and benefits we provide, are subject to changes and exceptions without prior notice, at the Board of Directors’ discretion.

6.	Employee Confidentiality, Invention and Non Competition Agreement

Due to the nature of our business, this offer of employment is contingent on you signing the Employee Confidentiality, Invention and Non Competition Agreement, a

copy of which is enclosed for your review. Please sign it and bring it with you on your first day of employment.

7.	Termination Agreement

The employment opportunity we are offering will continue as long as both you and PhotoWorks consider it of mutual benefit. The Company is an at-will employer, and neither you nor PhotoWorks are bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time, for any reason.

8.	Other Agreements

You have represented to the Company that you have no arrangements or restrictions that would be violated by you accepting employment with the Company under the terms of this letter.

9.	Contingencies

This offer is contingent upon a final meeting with the Company’s board of directors and completion of a background check and any additional reference checks we deem necessary to complete our due diligence, as well as our satisfaction with the results thereof.

To formalize your acceptance, please sign where indicated below and return a signed copy to us. We are looking forward to the working with you!

Sincerely,

/s/ Philippe Sanchez

Philippe Sanchez

President and CEO

PhotoWorks, Inc.

cc: personnel file

Agreed to and Accepted:

By: /s/ Werner Reisacher_

Werner Reisacher

Date: _6/2/05____